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                      May 24, 2023

       Sagi Niri
       Chief Financial Officer
       Tremor International Ltd.
       82 Yigal Alon Street
       Tel Aviv, Israel, 6789124

                                                        Re: Tremor
International Ltd.
                                                            Form 20-F for the
year ended December 31, 2022
                                                            Filed March 7, 2023
                                                            File No. 001-40504

       Dear Sagi Niri:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Amy Rothstein